Exhibit 1

HIGHWOODS REALTY LIMITED PARTNERSHIP

$350,000,000

5.350% NOTES DUE 2033

UNDERWRITING AGREEMENT

November 4, 2025

November 4, 2025
WELLS FARGO SECURITIES, LLC
BOFA SECURITIES, INC.
J.P. MORGAN SECURITIES LLC
PNC CAPITAL MARKETS LLC
TRUIST SECURITIES, INC.
U.S. BANCORP INVESTMENTS, INC.

as Representatives of the several Underwriters named in Schedule II hereto

c/o Wells Fargo Securities, LLC
550 South Tryon Street 5th Floor
Charlotte, North Carolina 28202

c/o BofA Securities, Inc.
One Bryant Park
New York, New York 10036

c/o J.P. Morgan Securities LLC
270 Park Avenue
New York, New York 10017

c/o PNC Capital Markets LLC
300 Fifth Avenue, 10th Floor
Pittsburgh, Pennsylvania 15222

c/o Truist Securities, Inc.
50 Hudson Yards, 70th Floor
New York, New York 10001

c/o U.S. Bancorp Investments, Inc.
214 N. Tryon Street, 26th Floor
Charlotte, North Carolina 28202

Ladies and Gentlemen:
Highwoods Realty Limited Partnership, a North Carolina limited partnership (the “Operating Partnership”), proposes to issue and sell to the several underwriters named in Schedule II (the “Underwriters”), acting severally and not jointly, the respective amounts set forth in such Schedule II of $350,000,000 aggregate principal amount of the Operating Partnership’s 5.350% Notes due 2033 (the “Notes”). Wells Fargo Securities, LLC, BofA Securities, Inc., J.P. Morgan Securities LLC, PNC Capital Markets LLC, Truist Securities, Inc. and U.S. Bancorp Investments, Inc. have agreed to act as the representatives of the several Underwriters (the “Representatives”) in connection with the offering and sale of the Notes.
The Notes will be issued pursuant to a base indenture dated as of December 1, 1996 (the “Base Indenture”), among the Operating Partnership, Highwoods Properties, Inc., a Maryland corporation (the

“Company”), and U.S. Bank National Association (as successor in interest to Wachovia Bank, N.A.), as trustee (the “Trustee”), as supplemented by a supplemental indenture or an officers’ certificate establishing the terms of the Notes, in either case dated as of November 14, 2025 (the “Supplemental Indenture”, and together with the Base Indenture, the “Indenture”). The Notes will be issued in book-entry form in the name of Cede & Co., as nominee of The Depository Trust Company (the “Depositary”).
1.Representations and Warranties. Each of the Operating Partnership and the Company, jointly and severally, represents and warrants to and agrees with each of the Underwriters that:
(a)Compliance with Registration Requirements; Incorporation of Documents by Reference. The Operating Partnership and the Company have filed with the Securities and Exchange Commission (the “Commission”) an “automatic shelf registration statement” as defined under Rule 405 under the Securities Act of 1933, as amended (the “1933 Act”), on Form S-3 (File Nos. 333-269624-01 and 333-269624), in respect of securities of the Operating Partnership and the Company, including the Notes, not earlier than three years prior to the date hereof; such registration statement, and any post-effective amendment thereto, became effective on filing; and no stop order suspending the effectiveness of such registration statement or any part thereof has been issued and no proceeding for that purpose has been initiated or, to the knowledge of the Operating Partnership or the Company, threatened by the Commission, and no notice of objection of the Commission to the use of such form of registration statement or any post-effective amendment thereto pursuant to Rule 401(g)(2) under the 1933 Act has been received by the Operating Partnership or the Company (the base prospectus filed as part of such registration statement, in the form in which it has most recently been filed with the Commission on or prior to the date of this Agreement, is hereinafter called the “Basic Prospectus”); the various parts of such registration statement, excluding any Form T-1 but including all other exhibits thereto and any prospectus supplement or prospectus relating to the Notes that is filed with the Commission and deemed by virtue of Rule 430B under the 1933 Act to be part of such registration statement (any such information that was omitted from such registration statement at the time it became effective but that was deemed to be a part and included in such registration statement pursuant to Rule 430B under the 1933 Act is referred to as “430B Information”), each as amended at the time such part of the registration statement became effective, are hereinafter collectively called the “Registration Statement”; each preliminary prospectus used in connection with the offering of the Notes that omitted Rule 430B Information, including the related Basic Prospectus in the form first filed by the Operating Partnership pursuant to Rule 424(b) under the 1933 Act is herein called, a “Preliminary Prospectus”; the final prospectus supplement specifically relating to the Notes prepared and filed with the Commission pursuant to Rule 424(b) under the 1933 Act is hereinafter called the “Prospectus Supplement”; the Basic Prospectus, as amended and supplemented by the Prospectus Supplement, is hereinafter called the “Prospectus” any reference herein to the Basic Prospectus, each Preliminary Prospectus or the Prospectus shall be deemed to refer to and include the documents incorporated by reference therein pursuant to Item 12 of Form S-3 under the 1933 Act; provided, however, that no representation or warranty included in any exhibit to any such incorporated document, other than the representations and warranties contained herein, is deemed to be made to you; any reference to any amendment or supplement to the Basic Prospectus, any Preliminary Prospectus or the Prospectus shall be deemed to refer to and include any post-effective amendment to the Registration Statement, any prospectus supplement or base prospectus relating to the Notes filed with the Commission pursuant to Rule 424(b) under the 1933 Act and any documents filed under the Securities Exchange Act of 1934, as amended (the “1934 Act”), and incorporated therein, in each case after the date of the Basic Prospectus, each Preliminary Prospectus or the Prospectus, as the case may be; any reference to any amendment to the Registration Statement shall be deemed to refer to and include any annual report of the Company filed pursuant to Section 13(a) or 15(d) of the 1934 Act after the effective date of the Registration Statement that is incorporated by reference in the Registration Statement. For purposes of this

Agreement, all references to the Registration Statement, any Preliminary Prospectus, the Prospectus or any amendment or supplement to any of the foregoing shall be deemed to include the copy filed with the Commission pursuant to its Electronic Data Gathering, Analysis and Retrieval system (“EDGAR”).
No order preventing or suspending the use of the Registration Statement, the Basic Prospectus, the Prospectus Supplement, the Prospectus or any Issuer Free Writing Prospectus has been issued by the Commission.
At the respective times the Registration Statement and any post-effective amendments thereto became effective, at each deemed effective date with respect to the Underwriters pursuant to Rule 430B(f)(2) of the rules and regulations of the Commission under the 1933 Act (the “1933 Act Regulations”) and at the Closing Date, the Registration Statement complied and will comply as to form in all material respects to the requirements of the 1933 Act and the 1933 Act Regulations and the Trust Indenture Act of 1939, as amended (the “1939 Act”) and the rules and regulations of the Commission under the 1939 Act (the “1939 Act Regulations”) and did not and will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading.
Each Preliminary Prospectus (including the Basic Prospectus or any amendment thereto) when so filed complied as to form in all material respects with the 1933 Act Regulations. The Prospectus (including any amendment thereto) complied or will comply as to form when filed and at the Closing Date in all material respects with the 1933 Act Regulations. Each Preliminary Prospectus and the Prospectus delivered to the Underwriters for use in connection with this offering was identical to the electronically transmitted copies thereof filed with the Commission pursuant to EDGAR, except to the extent permitted by Regulation S-T.
The Issuer General Use Free Writing Prospectus(es) (as defined below) issued at or prior to such Applicable Time (as defined below) and each Preliminary Prospectus issued at or prior to the Applicable Time, as most recently amended or supplemented immediately prior to the Applicable Time (collectively, the “General Disclosure Package”), as of the Applicable Time and the Closing Date, did not and will not include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; and each Issuer Limited Use Free Writing Prospectus as supplemented by and taken together with the General Disclosure Package as of the Applicable Time and the Closing Date did not and will not include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; and each applicable Issuer Free Writing Prospectus will not conflict with the information contained in the Registration Statement, any Preliminary Prospectus or the Prospectus.
The documents incorporated or deemed to be incorporated by reference in the Registration Statement and the Prospectus, when they became effective or were filed with the Commission, as the case may be, complied in all material respects with the requirements of the 1934 Act and the rules and regulations of the Commission thereunder (the “1934 Act Regulations”), and, when read together with the other information in the Prospectus, (a) at the time the Registration Statement became effective, (b) at the time the Prospectus was issued and (c) on the date of this Agreement, did not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.
As used in this Agreement:

“Applicable Time” means 2:00 p.m. (New York City time) on November 4, 2025 or such other time as agreed in writing by the Operating Partnership, the Company and the Underwriters.
“Issuer Free Writing Prospectus” means any “issuer free writing prospectus,” as defined in Rule 433 of the 1933 Act Regulations (“Rule 433”), relating to the Notes that (i) is required to be filed with the Commission by the Operating Partnership, (ii) is a “road show that is a written communication” within the meaning of Rule 433(d)(8)(i), whether or not required to be filed with the Commission or (iii) is exempt from filing pursuant to Rule 433(d)(5)(i) because it contains a description of the Notes or of the offering that does not reflect the final terms, in each case in the form filed or required to be filed with the Commission or, if not required to be filed, in the form retained in the Operating Partnership’s records pursuant to Rule 433(g).
“Issuer General Use Free Writing Prospectus” means any Issuer Free Writing Prospectus that is intended for general distribution to prospective investors (other than a “bona fide electronic road show” (as defined in Rule 433)), as evidenced by its being specified in Schedule IV hereto.
“Issuer Limited Use Free Writing Prospectus” means any Issuer Free Writing Prospectus that is not an Issuer General Use Free Writing Prospectus.
The representations and warranties in this Section 1(a) shall not apply to any statements in or omissions from the Registration Statement, the General Disclosure Package, the Basic Prospectus, any Preliminary Prospectus or the Prospectus, or any amendment or supplement thereto, or any Issuer Free Writing Prospectus, which is based upon information relating to any Underwriter furnished to the Operating Partnership or the Company by any Underwriter through you expressly for use therein, it being understood that the only such information furnished by the Underwriters consists of the information described as such in Section 7(b) hereof.
(b)Well-Known Seasoned Issuer. (A)(i) At the time of filing the Registration Statement, (ii) at the time of the most recent amendment thereto for the purposes of complying with Section 10(a)(3) of the 1933 Act (whether such amendment was by post-effective amendment, incorporated report filed pursuant to Section 13 or 15(d) of the 1934 Act or form of prospectus), and (iii) at the time the Operating Partnership or any person acting on its behalf (within the meaning, for this clause only, of Rule 163(c) of the 1933 Act Regulations) made any offer relating to the Notes in reliance on the exemption of Rule 163 under the 1933 Act Regulations, each of the Operating Partnership and the Company was a “well-known seasoned issuer” as defined in Rule 405 of the 1933 Act Regulations; and (B) at the earliest time after the filing of the Registration Statement that the Operating Partnership or any other offering participant made a bona fide offer (within the meaning of Rule 164(h)(2) of the 1933 Act Regulations) of the Notes, neither the Operating Partnership nor the Company was an “ineligible issuer” as defined in Rule 405 of the 1933 Act Regulations.
(c)Independent Accountants. The accountants who certified the financial statements and supporting schedules included in the Registration Statement are independent public accountants as required by the 1933 Act and the 1933 Act Regulations.
(d)Financial Statements. The financial statements included or incorporated by reference in the Registration Statement, the General Disclosure Package and the Prospectus, together with the related schedules and notes, present fairly in all material respects the financial position of the Operating Partnership, the Company and their consolidated subsidiaries at the dates indicated and the statement of operations, equity, capital and cash flows of the Operating Partnership, the Company and their consolidated subsidiaries for the periods specified; said financial statements have been prepared in conformity with generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved. The supporting schedules, if any, present fairly in all material respects in accordance with GAAP the information required to be stated therein. The selected financial data and the summary financial information included in the Prospectus present fairly in all material respects the information shown therein and have been compiled on a basis consistent with that of the audited financial statements included or incorporated by reference in the Registration Statement. All disclosures contained in the Registration Statement, the General Disclosure Package or the Prospectus, or incorporated by reference therein, regarding “non-GAAP financial measures” (as such term is defined by the rules and regulations of the Commission) comply, in all material respects, with Regulation G of the 1934 Act and Item 10 of Regulation S-K of the 1933 Act, to the extent applicable. The interactive data in eXtensible Business Reporting Language incorporated by reference in the Registration Statement, the General Disclosure Package and the Prospectus fairly presents the information called for in all material respects and has been prepared in all material respects in accordance with the Commission’s rules and guidelines applicable thereto.
(e)Real Estate Investment Trust. With respect to all tax periods in respect of which the Internal Revenue Service is or will be entitled to any claim, the Company has been organized and operated in conformity with the requirements for qualification and taxation as a real estate investment trust (a “REIT”) under the Internal Revenue Code of 1986, as amended (the “Code,” which term, as used herein, includes the regulations and published interpretations thereunder), and the Company’s present and proposed method of operation will enable it to continue to meet the requirements for taxation as a REIT under the Code.
(f)No Material Adverse Change in Business. Since the respective dates as of which information is given in the Registration Statement, the General Disclosure Package or the Prospectus, except as otherwise stated therein, (A) there has been no material adverse change in the condition (financial or otherwise), or in the earnings, business affairs or business prospects of the Operating Partnership, the Company and their subsidiaries, considered as one enterprise, whether or not arising in the ordinary course of business (a “Material Adverse Effect”), (B) there have been no transactions entered into by the Operating Partnership, the Company or any of their subsidiaries, other than those in the ordinary course of business, which are material with respect to the Operating Partnership, the Company and their subsidiaries considered as one enterprise, and (C) except for quarterly dividends on the Operating Partnership’s units, the Company’s common stock, par value $.01 per share (the “Common Stock”), or the Company’s preferred stock, par value $.01 per share, in amounts per share that are consistent with past practice, there has been no dividend or distribution of any kind declared, paid or made by the Operating Partnership or the Company on any partnership interests or class of capital stock.
(g)Good Standing of the Operating Partnership and the Company. Each of the Operating Partnership and the Company has been duly formed or incorporated, as applicable, and is validly existing as a limited partnership or corporation, as applicable, in good standing under the laws of the jurisdiction of its formation or incorporation, as applicable, and has the limited partnership or corporate power and authority to own, lease and operate its properties and to conduct its business as described in the General Disclosure Package and the Prospectus and to enter into and perform its obligations under this Agreement, the Indenture and the Notes. Each of the Operating Partnership and the Company is duly qualified as a foreign limited partnership or corporation, as applicable, to transact business and is in good standing or equivalent status in each jurisdiction in which such qualification is required, whether by reason of the ownership or leasing of property or the conduct of business, except for such jurisdictions where the failure to so qualify or to be in good standing would not, individually or in the aggregate, result in a Material Adverse Effect.

(h)Good Standing of Subsidiaries. Each subsidiary of the Operating Partnership has been duly incorporated or formed, as applicable, and is validly existing as a corporation, limited partnership or limited liability company, as applicable, in good standing under the laws of the jurisdiction of its incorporation or formation, as applicable, and has the corporate, limited partnership or limited liability company power and authority to own, lease and operate its properties and to conduct its business as described in the General Disclosure Package and the Prospectus, except in any case in which the failure to be in good standing would not, individually or in the aggregate, result in a Material Adverse Effect. Each subsidiary is duly qualified as a foreign corporation, limited partnership or limited liability company, as applicable, to transact business and is in good standing or equivalent status in each jurisdiction in which such qualification is required, whether by reason of the ownership or leasing of property or the conduct of business, except for such jurisdictions where the failure to so qualify or to be in good standing would not, individually or in the aggregate, result in a Material Adverse Effect. The Company does not own or control, directly or indirectly, any corporation, association or other entity that would be deemed a “Significant Subsidiary” (as such term is defined in Rule 405 under the 1933 Act) other than the Operating Partnership, HRLP Fourth Avenue, LLC, HRLP Capitol Towers, L.P., HRLP BOAT, LLC and HRLP Fayetteville, L.P.
(i)Ownership of the Subsidiaries. All of the issued and outstanding capital stock (or similar equity interests) of each subsidiary of the Operating Partnership has been duly authorized and validly issued, is fully paid and nonassessable and such capital stock (or similar equity interests) owned by the Operating Partnership is owned by the Operating Partnership, directly or through subsidiaries, free and clear of any security interest, mortgage, pledge, lien, encumbrance or claim (“Liens”), except as disclosed in the General Disclosure Package and the Prospectus or as would not, singly or in the aggregate, result in a Material Adverse Effect.
(j)Capitalization. All of the issued and outstanding units of limited partnership (“Units”) of the Operating Partnership have been duly and validly authorized and issued by the Operating Partnership. None of the Units was issued in violation of the preemptive or other similar rights of any security holder of the Operating Partnership or any other person or entity. Except as set forth in the General Disclosure Package and the Prospectus, there are no outstanding options, warrants or other rights to purchase, agreements or other obligations to issue, or rights to convert any obligations into or exchange any securities or interests for, Units or other ownership interests of the Operating Partnership (in each case, except for subsequent issuances, if any, pursuant to (i) that certain Equity Distribution Agreement, dated February 8, 2023, among the Company, the Operating Partnership and each of the firms named therein (the “Equity Distribution Agreement”), (ii) reservations, agreements, employee benefit plans, dividend reinvestment plans or stock purchase plans referred to in the Prospectus, (iii) the exercise, redemption or exchange of convertible or exchangeable securities, options or warrants referred to in the Prospectus or (iv) unregistered issuances not required to be disclosed pursuant to the 1934 Act, the 1933 Act or any regulation promulgated thereunder). The Company is the sole general partner of the Operating Partnership. The Units owned by the Company are owned directly by the Company, free and clear of all Liens, except as disclosed in the General Disclosure Package and the Prospectus or as would not, singly or in the aggregate, result in a Material Adverse Effect. The shares of the Company’s issued and outstanding Common Stock have been duly authorized and validly issued and are fully paid and non-assessable; none of the outstanding shares of capital stock of the Company was issued in violation of the preemptive or other similar rights of any securityholder of the Company and the authorized, issued and outstanding capital stock of the Company is as set forth in the Prospectus (except for subsequent issuances, if any, pursuant to (i) the Equity Distribution Agreement, (ii) reservations, agreements, employee benefit plans, dividend reinvestment plans or stock purchase plans referred to in the Prospectus, (iii) the exercise, redemption or exchange of convertible or exchangeable securities, options or warrants referred to in the

Prospectus or (iv) unregistered issuances not required to be disclosed pursuant to the 1934 Act, the 1933 Act or any regulation promulgated thereunder).
(k)Authorization of this Agreement. This Agreement has been duly authorized, executed and delivered by the Operating Partnership and the Company.
(l)Authorization of the Notes. The Notes are in the form contemplated by the Indenture, have been duly authorized for issuance and sale pursuant to this Agreement and the Indenture and, on the Closing Date, will have been duly executed by the Operating Partnership and, when authenticated in the manner provided for in the Indenture and delivered against payment of the purchase price therefor, will constitute valid and binding obligations of the Operating Partnership, enforceable in accordance with their terms, except as the enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting the rights and remedies of creditors or by general equitable principles and will be entitled to the benefits of the Indenture.
(m)Authorization of the Base Indenture. The Base Indenture has been duly qualified under the 1939 Act, has been duly authorized, executed and delivered by the Operating Partnership and the Company, and constitutes a valid and binding obligation of the Operating Partnership and the Company, enforceable against the Operating Partnership and the Company in accordance with its terms, except as the enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting the rights and remedies of creditors or by general equitable principles.
(n)Authorization of the Supplemental Indenture. The Supplemental Indenture has been duly authorized by the Operating Partnership and the Company and, at the Closing Date, will have been duly executed and delivered by the Operating Partnership and the Company and will constitute a valid and binding agreement of the Operating Partnership and the Company, enforceable against the Operating Partnership and the Company in accordance with its terms, except as the enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting the rights and remedies of creditors or by general equitable principles.
(o)Description of the Notes and the Indenture. The Notes and the Indenture conform in all material respects to the statements relating thereto contained in the General Disclosure Package and the Prospectus.
(p)Partnership Agreement. The Agreement of Limited Partnership of the Operating Partnership (the “Partnership Agreement”) has been duly and validly authorized, executed and delivered by the Company and is a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally or by general principles of equity.
(q)Non-Contravention of Existing Instruments; No Further Authorizations or Approvals Required. None of the Operating Partnership, the Company, nor any of their subsidiaries is in violation of its partnership agreement, charter, bylaws, or limited liability company agreement or is in default (or, with the giving of notice or lapse of time, would be in default) (“Default”), under any indenture, mortgage, loan or credit agreement, note, contract, franchise, lease or other instrument to which the Operating Partnership, the Company or any of their subsidiaries is a party or by which the Operating Partnership, the Company or any of their subsidiaries may be bound, or to which any of the property or assets of the Operating Partnership, the Company or any of their subsidiaries is subject (each, an “Existing Instrument”), except for such Defaults as would not, individually or in the aggregate, result in a Material

Adverse Effect. The Operating Partnership’s and the Company’s execution, delivery and performance of this Agreement, the Indenture and the Notes, and the issuance and delivery of the Notes, and consummation of the transactions contemplated hereby and thereby and by the General Disclosure Package and the Prospectus (i) have been duly authorized by all necessary partnership or corporate action, as applicable, and will not result in any violation of the provisions of the partnership agreement, charter, bylaws or limited liability company agreement of the Operating Partnership, the Company or any of their subsidiaries, (ii) will not conflict with or constitute a breach of, or Default or a Debt Repayment Triggering Event (as defined below) under, or result in the creation or imposition of any lien, charge or encumbrance upon any property or assets of the Operating Partnership, the Company or any of their subsidiaries pursuant to, or require the consent of any other party to, any Existing Instrument, except for such conflicts, breaches, Defaults or Debt Repayment Triggering Events, or liens, charges or encumbrances that would not result in a Material Adverse Effect, and (iii) will not result in any violation of any law, statute, administrative regulation or administrative or court decree applicable to the Operating Partnership, the Company or any subsidiary, except for such violations that would not result in a Material Adverse Effect. As used herein, a “Debt Repayment Triggering Event” means any event or condition which gives, or with the giving of notice or lapse of time would give, the holder of any note, debenture or other evidence of indebtedness (or any person acting on such holder’s behalf) the right to require the repurchase, redemption or repayment of all or a portion of such indebtedness by the Operating Partnership, the Company or any of their subsidiaries.
(r)No Material Actions or Proceedings. Except as disclosed in the General Disclosure Package and the Prospectus, there are no legal or governmental actions, suits or proceedings pending or, to the best of the Operating Partnership’s and the Company’s knowledge, threatened (i) against the Operating Partnership, the Company or any of their subsidiaries that, if determined adversely to the Operating Partnership, the Company or such subsidiary, would reasonably be expected to result in a Material Adverse Effect or adversely affect the consummation of the transactions contemplated by this Agreement or (ii) that are required to be described in the Registration Statement or the Prospectus and are not so described.
(s)Accuracy of Exhibits. There are no contracts or other documents that are required to be described in the Registration Statement or the Prospectus or to be filed as exhibits to the Registration Statement that are not described or filed as required.
(t)Intellectual Property Rights. Except as disclosed in the General Disclosure Package and the Prospectus, the Operating Partnership, the Company and their subsidiaries own or possess sufficient trademarks, trade names, patent rights, copyrights, licenses, domain names, approvals, trade secrets and other similar rights (collectively, “Intellectual Property Rights”) reasonably necessary to conduct their businesses as now conducted, other than those the failure to own or possess would not have a Material Adverse Effect; and neither the Operating Partnership, the Company nor any of their subsidiaries has received any notice of infringement or conflict with asserted Intellectual Property Rights of others, which infringement or conflict, if the subject of an unfavorable decision, would result in a Material Adverse Effect.
(u)Absence of Further Requirements. No filing with, or authorization, approval, consent, license, order, registration, qualification or decree of, any court or governmental authority or agency is necessary or required for the execution and delivery by the Operating Partnership and the Company of this Agreement or the Indenture or the performance by the Operating Partnership or the Company of their obligations under this Agreement or the Indenture in connection with the offering, issuance or sale of the Notes under this Agreement or the consummation of the transactions contemplated hereby and by the

General Disclosure Package and the Prospectus except (i) such as have been already obtained or as may be required under the 1933 Act or the 1933 Act Regulations, the 1939 Act or the 1939 Act Regulations or state securities laws, (ii) such as have been obtained or as may be required under the laws and regulations of jurisdictions outside of the United States in which the Notes are offered or (iii) such as may be required by the Financial Industry Regulatory Authority, Inc. (“FINRA”).
(v)Absence of Manipulation. Neither the Operating Partnership, the Company nor any of their affiliates have taken, nor will the Operating Partnership, the Company or any affiliate take, directly or indirectly, any action which is designed to or which has constituted or which would be expected to cause or result in stabilization or manipulation of the price of any security of the Operating Partnership or the Company to facilitate the sale or resale of the Notes.
(w)All Necessary Permits, etc. The Operating Partnership, the Company and each of their subsidiaries possess such valid and current certificates, authorizations, permits, licenses, approvals, consents and other authorizations issued by the appropriate state, federal or foreign regulatory agencies or bodies necessary to conduct their respective businesses (“Permits”) except for those for which the failure to obtain would not result in a Material Adverse Effect. None of the Operating Partnership, the Company, nor any subsidiary has received any notice of proceedings relating to the revocation or modification of, or non-compliance with, or renewal of any such Permit which, individually or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would result in a Material Adverse Effect.
(x)Title to Properties. Except as disclosed in the General Disclosure Package and the Prospectus, each of the Operating Partnership, the Company and their subsidiaries has good and marketable fee simple title to or valid and enforceable leasehold title in all the properties and assets that are reflected as owned in the financial statements referred to in Section 1(d) hereof, in each case free and clear of any security interests, mortgages, liens, encumbrances, equities, claims and other defects, except for such security interests, mortgages, liens, encumbrances, equities, claims and other defects that would not have a Material Adverse Effect.
(y)Mortgages, Deeds of Trust and Ground Leases. Except as disclosed in the General Disclosure Package and the Prospectus, the mortgages and deeds of trust encumbering the properties and assets described in the General Disclosure Package and the Prospectus (i) are not convertible (in the absence of foreclosure) into an equity interest in the property or asset described therein or in the Operating Partnership, the Company or any of their subsidiaries, nor does the Operating Partnership, the Company nor any of their subsidiaries hold a participating interest therein, (ii) are not cross-defaulted to any indebtedness other than indebtedness of the Operating Partnership, the Company or any of their subsidiaries and (iii) are not cross-collateralized to any property not owned by the Operating Partnership, the Company or any of their subsidiaries. Except as disclosed in the General Disclosure Package and the Prospectus or would not cause a Material Adverse Effect, all ground leases affecting any of the properties, development projects or development land owned by the Operating Partnership, the Company or any of their subsidiaries are in full force and effect, and none of the Operating Partnership, the Company or any of their subsidiaries has notice of any material claim of any sort that has been asserted by a ground lessor under a ground lease threatening the rights of the Operating Partnership, the Company or any their subsidiaries to the continued possession of the leased premises under any such ground lease.
(z)Tax Law Compliance. Each of the Operating Partnership and the Company has filed all federal, state, local and foreign income tax returns which have been required to be filed (except in any case in which the failure to so file would not have a Material Adverse Effect) and has paid all taxes required to be paid and any other assessment, fine or penalty levied against it, to the extent that any of the foregoing is due and payable, except, in all cases, for any such tax, assessment, fine or penalty that is being contested in good faith or as would not have, individually or in the aggregate, a Material Adverse Effect.
(aa)Not an Investment Company. None of the Operating Partnership, the Company, or any of their subsidiaries is, and after giving effect to the offering and sale of the Notes and the application of the proceeds thereof as described in the General Disclosure Package and the Prospectus, will be, required to register as an “investment company” under the Investment Company Act of 1940, as amended.
(bb)    Insurance. Each of the Operating Partnership, the Company and their subsidiaries are insured by recognized, financially sound institutions with policies in such amounts and with such deductibles and covering such risks as are generally deemed adequate and customary for their businesses. Neither the Operating Partnership nor the Company has any reason to believe that it or any subsidiary will not be able (i) to renew its existing insurance coverage as and when such policies expire or (ii) to obtain comparable coverage from similar institutions as may be necessary or appropriate to conduct its business as now conducted and at a cost that would not result in a Material Adverse Effect.
(cc)    Title Insurance. Each of the Operating Partnership, the Company, and each of their subsidiaries has title insurance or binding commitments for title insurance on all material properties and assets owned by them except where the failure to maintain such title insurance would not reasonably be expected to have a Material Adverse Effect.
(dd)    No Registration Rights. There are no contracts, agreements or understandings between the Operating Partnership or the Company and any person granting such person the right to require the Operating Partnership or the Company to include any securities of the Operating Partnership or the Company with the securities registered pursuant to the Registration Statement other than as disclosed in the General Disclosure Package and the Prospectus.
(ee)    Compliance with Sarbanes-Oxley. Except as disclosed in the General Disclosure Package and the Prospectus, there is and has been no failure on the part of the Operating Partnership, the Company, or their subsidiaries or their respective officers and directors to comply in all material respects with the applicable provisions of the Sarbanes-Oxley Act of 2002 (including the rules and regulations of the Commission promulgated thereunder).
(ff)    Accounting System. Except as disclosed in the General Disclosure Package and the Prospectus, the Operating Partnership, the Company and their subsidiaries maintain a system of internal accounting controls that is sufficient to provide reasonable assurances that: (i) transactions are executed in accordance with management’s general or specific authorization; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences.
(gg)    Disclosure Controls and Procedures. Each of the Operating Partnership and the Company has established and maintains disclosure controls and procedures (as such term is defined in Rules 13a-15 and 15d-14 under the 1934 Act); such disclosure controls and procedures are designed to ensure that material information required to be disclosed by the Operating Partnership and the Company in the reports that they file or submit under the 1934 Act is made known to the chief executive officer and chief financial officer of the Company by others within the Operating Partnership, the Company, or any of their subsidiaries. The auditors of the Operating Partnership and the Company and the Audit Committee of the Board of Directors of the Company have been advised of: (i) any significant deficiencies or material weaknesses in the design or operation of internal controls which could adversely affect the ability of the Operating Partnership and the Company to record, process, summarize, and report financial data; and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the internal controls over financial reporting of the Operating Partnership and the Company. Except as disclosed in the General Disclosure Package and the Prospectus, since the date of the most recent evaluation of such disclosure controls and procedures, there have been no significant changes in internal controls or in other factors that could significantly affect internal controls, including any corrective actions with regard to significant deficiencies and material weaknesses.
(hh)    Compliance with Environmental Laws. Except as disclosed in the General Disclosure Package and the Prospectus or as would not, individually or in the aggregate, result in a Material Adverse Effect: (i) neither the Operating Partnership, the Company, nor any of their subsidiaries is in violation of any federal, state, local or foreign law or regulation relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata) or wildlife, including, without limitation, laws, regulations, judgments or orders relating to emissions, discharges, releases or threatened releases of chemicals, pollutants, contaminants, wastes, toxic substances, hazardous substances, petroleum and petroleum products (collectively, “Materials of Environmental Concern”), or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern (collectively, “Environmental Laws”), which violation includes, without limitation, noncompliance with any Permits required for the ownership or operation of the business of the Operating Partnership, the Company, or their subsidiaries under applicable Environmental Laws, or noncompliance with the terms and conditions thereof, nor has the Operating Partnership, the Company, or any of their subsidiaries received any written communication from a governmental authority that alleges that the Operating Partnership, the Company, or any of their subsidiaries is in violation of any Environmental Law or Permit; (ii) there is no claim, action or cause of action filed with a court or governmental authority, no investigation with respect to which the Operating Partnership or the Company has received written notice, and no written notice by any person or entity alleging potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, injunctive relief, property damages, personal injuries, attorneys’ fees or fines or penalties arising out of, based on or resulting from a violation of Environmental Laws or a Permit issued thereunder, or the presence, or release into the environment, of any Material of Environmental Concern at any location owned, leased or operated by the Operating Partnership, the Company, or any of their subsidiaries, now or in the past (collectively, “Environmental Claims”), pending or, to the best of the knowledge of the Operating Partnership and the Company, threatened against the Operating Partnership, the Company, or any of their subsidiaries or any person or entity whose liability for any Environmental Claim the Operating Partnership, the Company, or any of their subsidiaries has retained or assumed either contractually or by operation of law; and (iii) to the best of the knowledge of the Operating Partnership and the Company, there are no past or present actions, activities, circumstances, conditions, events or incidents, including, without limitation, the release, emission, discharge, presence or disposal of any Material of Environmental Concern, that would reasonably be expected to result in a violation of any Environmental Law or Permit issued thereunder, or form the basis of a potential Environmental Claim against the Operating Partnership, the Company, or any of their subsidiaries or against any person or entity whose liability for any Environmental Claim the Operating Partnership, the Company, or any of their subsidiaries has retained or assumed either contractually or by operation of law.
(ii)    ERISA Compliance. (i) The Operating Partnership, the Company and each of their subsidiaries or their “ERISA Affiliates” (as defined below) are in compliance in all material respects with all applicable provisions of the Employee Retirement Income Security Act of 1974, as amended, including the regulations and published interpretations thereunder (“ERISA”); (ii) no “reportable event” (as defined in ERISA) has occurred with respect to any “employee benefit plan” (as defined in ERISA) for which the Operating Partnership, the Company or any of their subsidiaries or ERISA Affiliates would have any liability; (iii) the Operating Partnership, the Company and each of their subsidiaries or their ERISA Affiliates have not incurred and do not reasonably expect to incur liability under Title IV of ERISA with respect to termination of, or withdrawal from, any “employee benefit plan”; and (iv) each “employee benefit plan” for which the Company and each of its subsidiaries or any of their ERISA Affiliates would have any liability that is intended to be qualified under Section 401(a) of the Code is so qualified in all material respects and nothing has occurred, whether by action or by failure to act, which would cause the loss of such qualification; except, each case, as would not reasonably be expected to have a Material Adverse Effect. “ERISA Affiliate” means, with respect to the Operating Partnership, the Company or any of their subsidiaries, any member of any group of organizations described in Sections 414(b), (c) or (m) of the Code or Section 4001(b)(1) of ERISA of which the Operating Partnership, the Company or such subsidiary is a member.
(jj)    Compliance with Labor Laws. No labor dispute with the employees of the Operating Partnership, the Company or any of their subsidiaries exists or, to the knowledge of the Company and the Operating Partnership, is imminent, which in either case would result in a Material Adverse Effect.
(kk)    Related Party Transactions. No relationship, direct or indirect, exists between or among any of the Operating Partnership, the Company or any affiliate of the Operating Partnership or the Company, on the one hand, and any director, officer, member, stockholder, partner, customer, or supplier of the Operating Partnership, the Company or any affiliate of the Operating Partnership or the Company, on the other hand, which is required to be disclosed in the General Disclosure Package and the Prospectus which is not so disclosed.
(ll)    Unlawful Payments. Neither the Operating Partnership, the Company, nor any of their subsidiaries or affiliates, nor any director, officer, or employee, nor, to the Operating Partnership’s or the Company’s knowledge, any agent or representative of the Operating Partnership, the Company or of any of their subsidiaries or affiliates, is aware of or has taken or will take any action directly or indirectly, that would result in a violation by such persons of the Foreign Corrupt Practices Act of 1977, as amended (“FCPA”), and the rules and regulations thereunder, or any other applicable law or regulation implementing the Organization for Economic Cooperation and Development Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, or committed an offense under the Bribery Act of 2010 of the United Kingdom, or any other applicable anticorruption or anti-bribery laws, including without limitation any action in furtherance of an offer, payment, promise to pay, or authorization or approval of the payment or giving of money, property, gifts or anything else of value, directly or indirectly, to any “foreign official” (as such term is defined in the FCPA) or government official (including any officer or employee of a government or government-owned or controlled entity or of a public international organization, or any person acting in an official capacity for or on behalf of any of the foregoing, or any political party or party official or candidate for political office) to influence official action or secure an improper advantage; and the Operating Partnership, the Company and their subsidiaries and affiliates have conducted their businesses in compliance with applicable anticorruption laws and have instituted and maintain and will continue to maintain policies and procedures designed to promote and achieve compliance with such laws and with the representation and warranty contained herein.
(mm)    Anti-Money Laundering Laws. The operations of the Operating Partnership, the Company and their subsidiaries are and have been conducted at all times in material compliance with all applicable financial recordkeeping and reporting requirements, including those of the Currency and Foreign

Transactions Reporting Act of 1970, as amended and the Bank Secrecy Act, as amended by Title III of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (USA PATRIOT Act), and the applicable anti-money laundering statutes of jurisdictions where the Operating Partnership, the Company and their subsidiaries conduct business, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency (collectively, the “Anti-Money Laundering Laws”), and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Operating Partnership, the Company or any of their subsidiaries with respect to the Anti-Money Laundering Laws is pending or, to the best knowledge of the Operating Partnership and the Company, threatened.
(nn)    OFAC, etc. (i) Neither the Operating Partnership, the Company nor any of their subsidiaries (collectively, the “Entity”) or, to the knowledge of the Entity, any director, officer, employee, agent, affiliate or representative of the Entity, is an individual or entity (“Person”) that is, or is owned or controlled by a Person that is:
(A)the subject of any sanctions administered or enforced by the government of the United States (including, without limitation, the U.S. Department of Treasury’s Office of Foreign Assets Control), the United Nations Security Council, the European Union, His Majesty’s Treasury, or other relevant sanctions authority (collectively, “Sanctions”), nor
(B)located, organized or resident in a country or territory that is the subject of Sanctions (including, without limitation, Cuba, Iran, North Korea, the Crimea region of Ukraine, the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic, and the non-government controlled areas of Zaporizhzhia and Kherson regions of Ukraine or any other “Covered Region” of Ukraine as defined in and identified pursuant to Executive Order 14065 of the United States, and Syria).
ii.The Operating Partnership represents and covenants that it will not, directly or indirectly, use the proceeds of the offering, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other Person:
(A)to fund or facilitate any activities or business of or with any Person or in any country or territory that, at the time of such funding or facilitation, is the subject of Sanctions; or
(B)in any other manner that will result in a violation of Sanctions by any Person (including any Person participating in the offering, whether as underwriter, advisor, investor or otherwise).
iii.Each of the Operating Partnership and the Company represents and covenants that since April 24, 2019, the Entity has not knowingly engaged in, is not now knowingly engaged in, and will not engage in, any dealings or transactions with any Person, or in any country or territory, that at the time of the dealing or transaction is or was the subject of Sanctions.
(oo)    No Commissions. Neither the Operating Partnership, the Company nor any of their subsidiaries is a party to any contract, agreement or understanding with any person (other than this Agreement) that would give rise to a valid claim against the Operating Partnership, the Company or any of its subsidiaries or any Underwriter for a brokerage commission, finder’s fee or like payment in connection with the offering and sale of the Notes.
(pp)    Statistical and Market-Related Data. Any statistical and market-related data included in the Registration Statement and the Prospectus are based on or derived from sources that the Operating Partnership and the Company believe to be reliable and accurate in all material respects and, to the extent necessary, the Company has obtained the written consent to the use of such data from such sources.
(qq)    IT Systems and Data. With such exceptions as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect: (i) there has been no security breach or other compromise of or relating to any of the Operating Partnership’s, the Company’s or their subsidiaries’ information technology and computer systems, networks, hardware, software, data (including the data of their respective tenants, employees, suppliers, vendors and any third party data maintained by or on behalf of them), equipment or technology (collectively, “IT Systems and Data”) and (ii) the Operating Partnership, the Company and their subsidiaries have not been notified of, and have no knowledge of any event or condition that would reasonably be expected to result in, any security breach or other compromise to their IT Systems and Data.
(rr)    Deemed Representation. Any certificate signed by any officer of the Operating Partnership or the Company and delivered to the Representatives or to counsel for the Underwriters pursuant to or in connection with this Agreement or the Indenture shall be deemed a representation and warranty by the Operating Partnership and the Company to the Underwriters as to the matters covered thereby as of the date or dates indicated in such certificate.
2.Sale and Delivery to the Underwriters; Closing.
(a)Notes. On the basis of the representations and warranties herein contained and subject to the terms and conditions herein set forth, the Operating Partnership agrees to sell to each Underwriter, severally and not jointly, and each Underwriter, severally and not jointly, agrees to purchase from the Operating Partnership, at the price set forth in Schedule I, the aggregate principal amount of the Notes set forth in Schedule II opposite such Underwriter’s name, plus any additional principal amount of Notes which such Underwriter may become obligated to purchase pursuant to the provisions of Section 9 hereof.
(b)Payment. Payment of the purchase price for, and delivery of certificates for, the Notes shall be made at the offices of Paul Hastings LLP, 71 S. Wacker Drive, 45th Floor, Chicago, IL 60606, or at such other place as shall be agreed upon by the Representatives and the Operating Partnership, at 10:00 a.m. (New York City time) on November 14, 2025 (unless postponed in accordance with the provisions of Section 9), or such other time not later than ten business days after such date as shall be agreed upon by the Representatives and the Operating Partnership (such time and date of payment and delivery being herein called “Closing Date”).
Payment shall be made to the Operating Partnership by wire transfer of immediately available funds to a bank account(s) designated by the Operating Partnership against delivery to the Representatives for the respective accounts of the Underwriters of certificates for the Notes to be purchased by them. It is understood that each Underwriter has authorized the Representatives, for its account, to accept delivery of, receipt for, and make payment of the purchase price for, the Notes which it has agreed to purchase. Wells Fargo Securities, LLC, individually and not as a representative of the Underwriters, may (but shall not be obligated to) make payment of the purchase price for the Notes to be purchased by any Underwriter whose funds have not been received by the Closing Date, but such payment shall not relieve such Underwriter from its obligations hereunder.

(c)Delivery. Delivery of the Notes will be made through the facilities of the Depository Trust Company unless the Representatives instruct otherwise.
3.Public Offering. The Operating Partnership and the Company are advised that the several Underwriters propose to offer the Notes for sale upon the terms and conditions set forth in this Agreement.
4.Conditions to the Underwriters’ Obligations. The several obligations of the Underwriters hereunder shall be subject to the condition that all representations and warranties and other statements of the Operating Partnership and the Company herein or in certificates of any officer of the Operating Partnership or the Company delivered pursuant to the provisions hereof are as of the date hereof, as of the Applicable Time and as of the Closing Date, true and correct, and the condition that the Operating Partnership and the Company shall have performed all of their obligations hereunder theretofore to be performed, and the following additional conditions:
(a)The Prospectus Supplement shall have been filed with the Commission pursuant to Rule 424(b) under the 1933 Act on or prior to the date hereof; any other material required to be filed by the Company pursuant to Rule 433(d) under the 1933 Act shall have been filed with the Commission within the applicable time periods prescribed for such filings by Rule 433; no stop order suspending the effectiveness of the Registration Statement or any part thereof shall have been issued and no proceeding for that purpose shall have been initiated or threatened by the Commission and no notice of objection of the Commission to the use of the form of the Registration Statement or any post-effective amendment thereto pursuant to Rule 401(g)(2) under the 1933 Act shall have been received; no stop order suspending or preventing the use of the Prospectus or any Issuer Free Writing Prospectus shall have been initiated or threatened by the Commission; and all requests for additional information on the part of the Commission shall have been complied with to the reasonable satisfaction of the Representatives.
(b)Subsequent to the execution and delivery of this Agreement and prior to the Closing Date:
i.there shall not have occurred any downgrading, nor shall any public announcement have been given of any intended or potential downgrading or of any review for a possible change (other than an announcement with positive implications of a possible upgrading and no implication of a possible downgrading, of such rating), in the rating accorded any of the debt securities of the Operating Partnership, the Company, or any of their subsidiaries by any “nationally recognized statistical rating organization,” as such term is defined for purposes of Section 3(a)(62) under the 1934 Act; and
ii.there shall not have occurred any material adverse change in the condition (financial or otherwise), or in the earnings, business affairs or business prospects of the Operating Partnership, the Company and their subsidiaries, considered as one enterprise, whether or not arising in the ordinary course of business.
(c)The Underwriters shall have received on the Closing Date a certificate, dated the Closing Date and signed by an executive officer of the Company, to the effect set forth in Section 4(b)(ii) above and to the effect that the representations and warranties of the Operating Partnership and the Company contained in this Agreement are true and correct as of the Closing Date and that the Operating Partnership and the Company have complied with all of the agreements and satisfied all of the conditions on its part to be performed or satisfied hereunder on or before the Closing Date.
(d)The Underwriters shall have received on the Closing Date a written opinion or opinions of Jeffrey D. Miller, Esq., general counsel of the Company, Paul Hastings LLP, counsel for the Operating Partnership and the Company, and Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, L.L.P., North

Carolina counsel for the Operating Partnership, in each case dated as of the Closing Date, in the forms set forth in Exhibit A, Exhibit B-1, Exhibit B-2 and Exhibit B-3 and Exhibit C, respectively, hereto.
(e)The Underwriters shall have received on the Closing Date a written opinion or opinions of Baker Botts L.L.P., counsel for the Underwriters, dated as of the Closing Date, with respect to such matters as may be reasonably requested by the Underwriters.
(f)The Underwriters shall have received, on each of the date hereof and the Closing Date, a letter dated the date hereof or the Closing Date, as the case may be, in form and substance reasonably satisfactory to the Underwriters, from Deloitte & Touche LLP, independent public accountants, containing statements and information of the type ordinarily included in accountants’ “comfort letters” to underwriters with respect to the financial statements and certain financial information contained in the Registration Statement, the General Disclosure Package and the Prospectus; provided that the letter delivered on the Closing Date shall use a “cut-off date” not earlier than the date that is three business days prior to the Closing Date.
(g)The Chief Financial Officer of the Company shall have furnished to the Underwriters, on the date hereof and on the Closing Date, a letter dated as of the date hereof and as of the Closing Date, in form and substance satisfactory to the Underwriters.
(h)At the Closing Date, counsel for the Underwriters shall have been furnished with such documents and opinions as they may reasonably require for the purpose of enabling them to pass upon the issuance and sale of the Notes as herein contemplated, or in order to evidence the accuracy of any of the representations or warranties, or the fulfillment of any of the conditions, herein contained; and all proceedings taken by the Operating Partnership or the Company in connection with the issuance and sale of the Notes as herein contemplated shall be reasonably satisfactory in form and substance to the Representatives and counsel for the Underwriters.
5.Covenants of the Operating Partnership and the Company. The Operating Partnership and the Company, jointly and severally, covenant with each Underwriter as follows:
(a)Compliance with Securities Regulations and Commission Requests; Payment of Filing Fees. The Operating Partnership and the Company, subject to Section 5(b), will comply with the requirements of Rule 430B and will notify the Representatives immediately, and confirm the notice in writing, (i) when any post-effective amendment to the Registration Statement or new registration statement relating to the Notes shall become effective, or any supplement to the Prospectus or any amended Prospectus shall have been filed, (ii) of the receipt of any comments from the Commission, (iii) of any request by the Commission for any amendment to the Registration Statement or the filing of a new registration statement or any amendment or supplement to the Prospectus or any document incorporated by reference therein or otherwise deemed to be a part thereof or for additional information, (iv) of the issuance by the Commission of any stop order suspending the effectiveness of the Registration Statement or such new registration statement or of any order preventing or suspending the use of any preliminary prospectus, or of the suspension of the qualification of the Notes for offering or sale in any jurisdiction, or of the initiation or threatening of any proceedings for any of such purposes or of any examination pursuant to Section 8(e) of the 1933 Act concerning the Registration Statement and (v) if the Operating Partnership or the Company becomes the subject of a proceeding under Section 8A of the 1933 Act in connection with the offering of the Notes. The Operating Partnership and the Company will effect the filings required under Rule 424(b), in the manner and within the time period required by Rule 424(b) (without reliance on Rule 424(b)(8)), and will take such steps as it deems necessary to ascertain promptly whether the form of prospectus transmitted for filing under Rule 424(b) was received for filing by the Commission and, in the event that it was not, it will promptly file such prospectus. The Operating Partnership and the Company will make every reasonable effort to prevent the issuance of any stop order and, if any stop order is issued, to obtain the lifting thereof at the earliest possible moment. The Operating Partnership shall pay the required Commission filing fees relating to the Notes within the time required by Rule 456(b)(1)(i) of the 1933 Act Regulations without regard to the proviso therein and otherwise in accordance with Rules 456(b) and 457(r) of the 1933 Act Regulations (including, if applicable, by updating the “Calculation of Filing Fee” table in accordance with Rule 456(b)(1)(ii) either in a post-effective amendment to the Registration Statement or in an exhibit to a prospectus filed pursuant to Rule 424(b)).
(b)Filing of Amendments and 1934 Act Documents; Preparation of Final Term Sheet. The Operating Partnership and the Company will give the Representatives notice of their intention to file or prepare any amendment to the Registration Statement or new registration statement relating to the Notes or any amendment, supplement or revision to either any preliminary prospectus (including any prospectus included in the Registration Statement or amendment thereto at the time it became effective) or to the Prospectus, whether pursuant to the 1933 Act, the 1934 Act or otherwise, and the Operating Partnership and the Company will furnish the Representatives with copies of any such documents a reasonable amount of time prior to such proposed filing or use, as the case may be, and will not file or use any such document to which the Representatives or counsel for the Underwriters shall object. The Operating Partnership and the Company have given the Representatives notice of any filings made pursuant to the 1934 Act or 1934 Act Regulations within 48 hours prior to the execution of this Agreement; the Operating Partnership and the Company will give the Representatives notice of its intention to make any such filing from the execution of this Agreement to the Closing Date and will furnish the Representatives with copies of any such documents a reasonable amount of time prior to such proposed filing and will not file or use any such document to which the Representatives or counsel for the Underwriters shall object. The Operating Partnership and the Company will prepare a final term sheet (the “Final Term Sheet”) reflecting the final terms of the Notes, in form and substance satisfactory to the Representatives, a form of which is attached as Schedule III hereto, and shall file such Final Term Sheet as an “issuer free writing prospectus” pursuant to Rule 433 prior to the close of business two business days after the date hereof; provided that the Company shall furnish the Representatives with copies of any such Final Term Sheet a reasonable amount of time prior to such proposed filing and will not use or file any such document to which the Representatives or counsel to the Underwriters shall object.
(c)Delivery of Registration Statements. The Operating Partnership and the Company have furnished or will deliver to the Representatives and counsel for the Underwriters, without charge, signed copies of the Registration Statement and of each amendment thereto (including exhibits filed therewith or incorporated by reference therein and documents incorporated or deemed to be incorporated by reference therein or otherwise deemed to be a part thereof) and signed copies of all consents and certificates of experts, and will also deliver to the Representatives, without charge, a conformed copy of the Registration Statement and of each amendment thereto (without exhibits) for each of the Underwriters. The copies of the Registration Statement and each amendment thereto furnished to the Underwriters will be identical to the electronically transmitted copies thereof filed with the Commission pursuant to EDGAR, except to the extent permitted by Regulation S-T.
(d)Delivery of Prospectuses. The Operating Partnership and the Company have delivered to each Underwriter, without charge, as many copies of each Preliminary Prospectus as such Underwriter reasonably requested, and the Operating Partnership and the Company hereby consent to the use of such copies for purposes permitted by the 1933 Act. The Operating Partnership and the Company will furnish to each Underwriter, without charge, during the period when the Prospectus is required to be delivered under the 1933 Act, such number of copies of the Prospectus (as amended or supplemented) as such

Underwriter may reasonably request. The Prospectus and any amendments or supplements thereto furnished to the Underwriters will be identical to the electronically transmitted copies thereof filed with the Commission pursuant to EDGAR, except to the extent permitted by Regulation S-T.
(e)Continued Compliance with Securities Laws. The Operating Partnership and the Company will comply with the 1933 Act and the 1933 Act Regulations, the 1934 Act and the 1934 Act Regulations and the 1939 Act and the 1939 Act Regulations so as to permit the completion of the distribution of the Notes as contemplated in this Agreement, the General Disclosure Package and the Prospectus. If at any time when a prospectus is required by the 1933 Act to be delivered in connection with sales of the Notes, any event shall occur or condition shall exist as a result of which it is necessary, in the opinion of counsel for the Underwriters or for Operating Partnership and the Company, to amend the Registration Statement or amend or supplement the Prospectus in order that the Prospectus will not include any untrue statements of a material fact or omit to state a material fact necessary in order to make the statements therein not misleading in the light of the circumstances existing at the time it is delivered to a purchaser, or if it shall be necessary, in the opinion of such counsel, at any such time to amend the Registration Statement or to file a new registration statement or amend or supplement the Prospectus in order to comply with the requirements of the 1933 Act or the 1933 Act Regulations, the Operating Partnership and the Company will promptly prepare and file with the Commission, subject to Section 5(b), such amendment, supplement or new registration statement as may be necessary to correct such statement or omission or to comply with such requirements, the Operating Partnership and the Company will use its best efforts to have such amendment or new registration statement declared effective as soon as practicable (if it is not an automatic shelf registration statement with respect to the Notes) and the Operating Partnership and the Company will furnish to the Underwriters such number of copies of such amendment, supplement or new registration statement as the Underwriters may reasonably request. If at any time following issuance of an Issuer Free Writing Prospectus there occurred or occurs an event or development as a result of which such Issuer Free Writing Prospectus conflicted or would conflict with the information contained in the Registration Statement (or any other registration statement relating to the Notes) or any preliminary prospectus or included or would include an untrue statement of a material fact or omitted or would omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances prevailing at that subsequent time, not misleading, the Operating Partnership and the Company will promptly notify the Representatives and will promptly amend or supplement, at its own expense, such Issuer Free Writing Prospectus to eliminate or correct such conflict, untrue statement or omission.
(f)Blue Sky Qualifications. The Operating Partnership and the Company will use their commercially reasonable efforts, in cooperation with the Underwriters, to qualify the Notes for offering and sale under the applicable securities laws of such states and other jurisdictions as the Representatives may designate and to maintain such qualifications in effect for a period of not less than one year from the date hereof; provided, however, that the Operating Partnership and the Company shall not be obligated to file any general consent to service of process or to qualify as a foreign corporation or as a dealer in securities in any jurisdiction in which it is not so qualified or to subject itself to taxation in respect of doing business in any jurisdiction in which it is not otherwise so subject. The Operating Partnership and the Company will also supply the Underwriters with such information as is necessary for the determination of the legality of the Notes for investment under the laws of such jurisdictions as the Underwriters may reasonably request.
(g)Rule 158. The Operating Partnership and the Company will timely file such reports pursuant to the 1934 Act as are necessary in order to make generally available to its security holders as soon as practicable an earnings statement for the purposes of, and to provide to the Underwriters the benefits contemplated by, the last paragraph of Section 11(a) of the 1933 Act.

(h)Use of Proceeds. The Operating Partnership will use the net proceeds received by it from the sale of the Notes in the manner specified in the Prospectus under “Use of Proceeds.”
(i)Restriction on Sale of Securities. During the period from the date of the Prospectus until the Closing Date, the Operating Partnership will not, without the prior written consent of the Representatives, directly or indirectly, issue, sell, offer or contract to sell, grant any option for the sale of, or otherwise transfer or dispose of any debt securities of the Operating Partnership.
(j)Reporting Requirements. The Operating Partnership and the Company, during the period when the Prospectus is required to be delivered under the 1933 Act, will file all documents required to be filed with the Commission pursuant to the 1934 Act within the time periods required by the 1934 Act and the 1934 Act Regulations.
(k)Issuer Free Writing Prospectuses. Each of the Operating Partnership and the Company represents and agrees that, unless it obtains the prior consent of the Representatives, and each Underwriter represents and agrees that, unless it obtains the prior consent of the Operating Partnership, the Company and the Representatives, it has not made and will not make any offer relating to the Notes that would constitute an “issuer free writing prospectus,” as defined in Rule 433, or that would otherwise constitute a “free writing prospectus,” as defined in Rule 405, required to be filed with the Commission; provided, however, that prior to the preparation of the Final Term Sheet in accordance with Section 4(b), the Underwriters are authorized to use the information with respect to the final terms of the Notes in communications conveying information relating to the offering to investors, provided that no such communication constitutes a free writing prospectus. Any such free writing prospectus consented to by the Representatives or by the Operating Partnership, the Company and the Representatives, as the case may be, is hereinafter referred to as a “Permitted Free Writing Prospectus.” Each of the Operating Partnership and the Company represents that it has treated or agrees that it will treat each Permitted Free Writing Prospectus as an “issuer free writing prospectus,” as defined in Rule 433, and has complied and will comply with the requirements of Rule 433 applicable to any Permitted Free Writing Prospectus, including timely filing with the Commission where required, legending and record keeping.
(l)REIT Qualification. The Company will use its best efforts to continue to meet the requirements for qualification and taxation as a REIT under the Code until the Board of Directors of the Company determines that it is no longer in the best interest of the Company to qualify as a REIT.
6.Expenses. The Operating Partnership and the Company, jointly and severally agree, whether or not the transactions contemplated in this Agreement are consummated or this Agreement is terminated, to pay or cause to be paid all expenses incident to the performance of its obligations under this Agreement, including: (a) the preparation, printing and filing of the Registration Statement (including financial statements and exhibits) as originally filed and of each amendment thereto, (b) the preparation, printing and delivery to the Underwriters of this Agreement, any Agreement among Underwriters, the Indenture and such other documents as may be required in connection with the offering, purchase, sale, issuance or delivery of the Notes, (c) the preparation, issuance and delivery of the certificates for the Notes to the Underwriters, (d) the fees and disbursements of the Operating Partnership’s and the Company’s counsel, accountants and other advisors, (e) the qualification of the Notes under securities laws in accordance with the provisions of Section 5(f) hereof, (f) the printing and delivery to the Underwriters of copies of each preliminary prospectus, any Permitted Free Writing Prospectus and of the Prospectus and any amendments or supplements thereto and any costs associated with electronic delivery of any of the foregoing by the Underwriters to investors, (g) the preparation, printing and delivery to the Underwriters of copies of the Blue Sky Survey and any supplement thereto, (h) the fees and expenses of the Trustee, including the fees and disbursements of counsel for the Trustee in connection with the

Indenture and the Notes, (i) the costs and expenses of the Operating Partnership and the Company relating to investor presentations on any “road show” undertaken in connection with the marketing of the Notes, including without limitation, expenses associated with the Operating Partnership’s and the Company’s preparation or dissemination of any electronic road show, expenses associated with the Operating Partnership’s and the Company’s production of road show slides and graphics, (j) any fees payable in connection with the rating of the Notes, and (k) all other costs and expenses incident to the performance of the obligations of the Operating Partnership and the Company hereunder for which provision is not otherwise made in this Section 6. It is understood, however, that except as provided in Section 7 and the last paragraph of Section 9 below, the Underwriters will pay all of their costs and expenses, including fees and disbursements of their counsel, and any advertising expenses connected with any offers they may make.
7.Indemnity and Contribution.
(a)The Operating Partnership and the Company, jointly and severally, agree to indemnify and hold harmless each Underwriter, its agents, officers and directors, each person, if any, who controls any Underwriter within the meaning of either Section 15 of the 1933 Act or Section 20 of the 1934 Act and each affiliate of any Underwriter within the meaning of Rule 405 under the 1933 Act from and against any and all losses, claims, damages and liabilities (including, without limitation, any legal or other expenses reasonably incurred in connection with defending or investigating any such action or claim) caused by (i) any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement, or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading or (ii) any untrue statement or alleged untrue statement of a material fact contained in any Preliminary Prospectus or the Prospectus (or any amendment or supplement thereto), any Issuer Free Writing Prospectus, any materials provided to the investors by, or with the approval of the Operating Partnership and the Company, in connection with the offering of the Notes, including any “road show” (as defined in Rule 433 of the 1933 Act Regulations) or any investor presentation made to investors by the Company (whether in person or electronically) not constituting an “Issuer Free Writing Prospectus,” or any “issuer information” filed or required to be filed pursuant to Rule 433(d) under the 1933 Act, or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, except insofar as such losses, claims, damages or liabilities are caused by any such untrue statement or omission or alleged untrue statement or omission based upon information relating to any Underwriter furnished to the Operating Partnership or the Company in writing by such Underwriter through you expressly for use therein, it being understood that the only such information furnished by the Underwriters consists of the information described as such in Section 7(b) hereof.
(b)Each Underwriter agrees, severally and not jointly, to indemnify and hold harmless the Operating Partnership, the Company, its directors, its officers who sign the Registration Statement and each person, if any, who controls the Operating Partnership or the Company within the meaning of either Section 15 of the 1933 Act or Section 20 of the 1934 Act to the same extent as the foregoing indemnity from the Operating Partnership and the Company to such Underwriter, but only with reference to information relating to such Underwriter furnished to the Operating Partnership or the Company in writing by such Underwriter through you expressly for use in the Registration Statement, the General Disclosure Package, the Basic Prospectus, any Preliminary Prospectus or the Prospectus, or any such amendment or supplement thereto or any Issuer Free Writing Prospectus. Each Underwriter confirms, and the Operating Partnership and the Company acknowledge, that the statements set forth in the first and second sentences of the fourth paragraph regarding concessions under the caption “Underwriting” and the information set forth in the tenth paragraph regarding stabilization activities under the caption “Underwriting” in the

Preliminary Prospectus and Prospectus constitute the only information relating to such Underwriter furnished to the Company in writing by such Underwriter through you expressly for use in the Registration Statement, the General Disclosure Package, the Basic Prospectus, any Preliminary Prospectus or the Prospectus, or any such amendment or supplement thereto, or any Issuer Free Writing Prospectus.
(c)In case any proceeding (including any governmental investigation) shall be instituted involving any person in respect of which indemnity may be sought pursuant to Section 7(a) or 7(b), such person (the “indemnified party”) shall promptly notify the person against whom such indemnity may be sought (the “indemnifying party”) in writing and the indemnifying party, upon request of the indemnified party, shall retain counsel reasonably satisfactory to the indemnified party to represent the indemnified party and any others the indemnifying party may designate in such proceeding and shall pay the fees and disbursements of such counsel related to such proceeding. In any such proceeding, any indemnified party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such indemnified party unless (i) the indemnifying party and the indemnified party shall have mutually agreed to the retention of such counsel or (ii) the named parties to any such proceeding (including any impleaded parties) include both the indemnifying party and the indemnified party and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. It is understood that the indemnifying party shall not, in respect of the legal expenses of any indemnified party in connection with any proceeding or related proceedings in the same jurisdiction, be liable for the fees and expenses of more than one separate firm (in addition to any local counsel) for all such indemnified parties and that all such fees and expenses shall be reimbursed as they are incurred. Such firm shall be designated in writing by the Representatives, in the case of parties indemnified pursuant to Section 7(a), and by the Operating Partnership or the Company, in the case of parties indemnified pursuant to Section 7(b). The indemnifying party shall not be liable for any settlement of any proceeding effected without its written consent, but if settled with such consent or if there be a final judgment for the plaintiff, the indemnifying party agrees to indemnify the indemnified party from and against any loss or liability by reason of such settlement or judgment. Notwithstanding the foregoing sentence, if at any time an indemnified party shall have requested an indemnifying party to reimburse the indemnified party for fees and expenses of counsel as contemplated by the second and third sentences of this paragraph, the indemnifying party agrees that it shall be liable for any settlement of any proceeding effected without its written consent if (i) such settlement is entered into more than 30 days after receipt by such indemnifying party of the aforesaid request and (ii) such indemnifying party shall not have reimbursed the indemnified party in accordance with such request prior to the date of such settlement. No indemnifying party shall, without the prior written consent of the indemnified party, effect any settlement of any pending or threatened proceeding in respect of which any indemnified party is or could have been a party and indemnity could have been sought hereunder by such indemnified party, unless such settlement (x) includes an unconditional release of such indemnified party from all liability on claims that are the subject matter of such proceeding and (y) does not include a statement as to or an admission of fault, culpability or a failure to act, by or on behalf of any indemnified party.
(d)To the extent the indemnification provided for in Section 7(a) or 7(b) is unavailable to an indemnified party or insufficient in respect of any losses, claims, damages or liabilities referred to therein, then each indemnifying party under such paragraph, in lieu of indemnifying such indemnified party thereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages or liabilities (i) in such proportion as is appropriate to reflect the relative benefits received by the Operating Partnership and the Company on the one hand and the Underwriters on the other hand from the offering of the Notes or (ii) if the allocation provided by clause (d)(i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (d)(i) above but also the relative fault of the Operating Partnership and the Company on the one hand and of the Underwriters on the other hand in connection with the statements or omissions that resulted in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations. The relative benefits received by the Operating Partnership and the Company on the one hand and the Underwriters on the other hand in connection with the offering of the Notes shall be deemed to be in the same respective proportions as the net proceeds from the offering of the Notes (before deducting expenses) received by the Operating Partnership and the total underwriting discounts and commissions received by the Underwriters bear to the aggregate initial public offering price of the Notes set forth in the Prospectus. The relative fault of the Operating Partnership and the Company on the one hand and the Underwriters on the other hand shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Operating Partnership or the Company or by the Underwriters and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The Underwriters’ respective obligations to contribute pursuant to this Section 7 are several in proportion to the aggregate principal amount of the Notes they have purchased hereunder, and not joint.
(e)The Operating Partnership, the Company and the Underwriters agree that it would not be just or equitable if contribution pursuant to this Section 7 were determined by pro rata allocation (even if the Underwriters were treated as one entity for such purpose) or by any other method of allocation that does not take account of the equitable considerations referred to in Section 7(d). The amount paid or payable by an indemnified party as a result of the losses, claims, damages and liabilities referred to in Section 7(d) shall be deemed to include, subject to the limitations set forth above, any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this Section 7, no Underwriter shall be required to contribute any amount in excess of the amount by which the total price at which the Notes underwritten by it and distributed to the public were offered to the public exceeds the amount of any damages that such Underwriter has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the 1933 Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. The remedies provided for in this Section 7 are not exclusive and shall not limit any rights or remedies which may otherwise be available to any indemnified party at law or in equity.
(f)The indemnity and contribution provisions contained in this Section 7 and the representations, warranties and other statements of the Operating Partnership and the Company contained in this Agreement shall remain operative and in full force and effect regardless of (i) any termination of this Agreement, (ii) any investigation made by or on behalf of any Underwriter, any person controlling any Underwriter or any affiliate of any Underwriter or by or on behalf of the Operating Partnership or the Company, their officers or directors or any person controlling the Company and (iii) acceptance of and payment for any of the Notes.
8.Termination. The Representatives may terminate this Agreement by notice given by you to the Operating Partnership and the Company, if after the execution and delivery of this Agreement and prior to the Closing Date (i) trading generally shall have been suspended or materially limited on, or by, as the case may be, any of the New York Stock Exchange, the NYSE American, LLC or the NASDAQ Global Market, (ii) trading of any securities of the Operating Partnership or the Company shall have been suspended on the New York Stock Exchange, (iii) a material disruption in securities settlement, payment or clearance services in the United States shall have occurred, (iv) any moratorium on commercial banking activities shall have been declared by Federal or New York State authorities or (v) there shall have occurred any outbreak or escalation of hostilities, or any change in financial markets or any calamity or crisis that, in your judgment, is material and adverse and which, singly or together with any other event specified in this Section 8, makes it, in your judgment, impracticable or inadvisable to proceed with the offer, sale or delivery of the Notes on the terms and in the manner contemplated in the General Disclosure Package or the Prospectus.
9.Effectiveness; Defaulting Underwriters. This Agreement shall become effective upon the execution and delivery hereof by the parties hereto.
If one or more of the Underwriters shall fail at the Closing Date to purchase the Notes which it or they are obligated to purchase under this Agreement (the “Defaulted Securities”), the Representatives shall have the right, within 24 hours thereafter, to make arrangements for one or more of the non-defaulting Underwriters, or any other Underwriters, to purchase all, but not less than all, of the Defaulted Securities in such amounts as may be agreed upon and upon the terms herein set forth; if, however, the Representatives shall not have completed such arrangements within such 24-hour period, then:
(a)if the principal amount of Defaulted Securities does not exceed 10% of the aggregate principal amount of Notes to be purchased hereunder, each of the non-defaulting Underwriters shall be obligated, severally and not jointly, to purchase the full amount of the Defaulted Securities in the proportions that their respective underwriting obligations hereunder bear to the underwriting obligations of all non-defaulting Underwriters; or
(b)if the principal amount of Defaulted Securities exceeds 10% of the aggregate principal amount of the Notes to be purchased hereunder, this Agreement shall terminate without liability on the part of any non-defaulting Underwriter.
No action taken pursuant to this Section 9 shall relieve any defaulting Underwriter from liability in respect of its default.
In the event of any such default which does not result in a termination of this Agreement, either the Representatives or the Company shall have the right to postpone the Closing Date for a period not exceeding seven days in order to effect any required changes in the Registration Statement or Prospectus or in any other documents or arrangements. As used herein, the term “Underwriter” includes any person substituted for an Underwriter under this Section 9.
If this Agreement shall be terminated by the Underwriters, or any of them, because of any failure or refusal on the part of the Operating Partnership or the Company to fulfill any of the conditions set forth in Section 4 of this Agreement, the Operating Partnership and the Company will reimburse the Underwriters for reasonable out-of-pocket expenses (including reasonable fees and disbursements of their counsel) incurred by such Underwriters in connection with this Agreement or the offering contemplated hereunder.
10.Entire Agreement.
(a)This Agreement, together with any contemporaneous written agreements and any prior written agreements (to the extent not superseded by this Agreement) that relate to the offering of the Notes, represents the entire agreement between the Operating Partnership, the Company and the Underwriters with respect to the preparation of the Basic Prospectus, any Preliminary Prospectus or the Prospectus, or any such amendment or supplement thereto, or any Issuer Free Writing Prospectus, and the purchase and sale of the Notes.

(b)The Operating Partnership and the Company acknowledge that in connection with the offering of the Notes: (i) the Underwriters have acted at arm’s length, are not agents of, and owe no fiduciary duties to, the Operating Partnership, the Company or any other person, (ii) the Underwriters owe the Operating Partnership and the Company only those duties and obligations set forth in this Agreement and prior written agreements (to the extent not superseded by this Agreement), if any, and (iii) the Underwriters may have interests that differ from those of the Operating Partnership and the Company. The Operating Partnership and the Company waive to the full extent permitted by applicable law any claims it may have against the Underwriters arising from an alleged breach of fiduciary duty in connection with the offering of the Notes.
11.Counterparts. This Agreement may be signed in two or more counterparts (which may include counterparts delivered by any standard form of telecommunication), each of which shall be an original and all of which together shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page of this Agreement and/or any document, amendment, approval, consent, information, notice, certificate, request, statement, disclosure or authorization related to this Agreement and/or the transactions contemplated hereby (each an “Ancillary Document”) that is an Electronic Signature transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement or such Ancillary Document, as applicable. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Agreement and/or any Ancillary Document shall be deemed to include Electronic Signatures, deliveries or the keeping of records in any electronic form (including deliveries by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page), each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be; provided that nothing herein shall require any party hereto to accept Electronic Signatures in any form or format without its prior written consent and pursuant to procedures approved by it. For purposes hereof, “Electronic Signature” means an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a person with the intent to sign, authenticate or accept such contract or record.
12.Applicable Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REFERENCE TO ITS PRINCIPLES OF CONFLICTS OF LAW.
13.Headings. The headings of the sections of this Agreement have been inserted for convenience of reference only and shall not be deemed a part of this Agreement.
14.Notices. All communications hereunder shall be in writing and effective only upon receipt and if to the Underwriters shall be delivered, mailed or sent to you at the address set forth in Schedule I hereto with a copy to Catherine Gallagher, Esq., Baker Botts L.L.P., 700 K Street, N.W., Washington, D.C. 20001-5692; and if to the Operating Partnership or the Company shall be delivered, mailed or sent to the address set forth in Schedule I hereto with a copy to Kerry Johnson, Esq., Paul Hastings LLP, 71 S. Wacker Drive, 45th Floor, Chicago, IL 60606.
15.Parties. This Agreement shall be binding upon, and inure solely to the benefit of, the parties hereto and, to the extent provided in Section 7, the agents, officers and directors of the Underwriters, the directors of the Company and its officers who sign the Registration Statement, and each person who controls the Company and the Operating Partnership or an Underwriter, respectively, and their respective heirs, executors, administrators, successors and assigns, and no other person shall acquire or have any right under or by virtue of this Agreement. No purchaser of Notes through an Underwriter shall be deemed a successor or assign by reason merely of such purchase.
16.Submission to Jurisdiction; Waiver of Jury Trial. No proceeding related to this Agreement or any transactions contemplated hereby or thereby may be commenced, prosecuted or continued in any court other than the courts of the State of New York located in the City and County of New York or in the United States District Court for the Southern District of New York, which courts shall have jurisdiction over the adjudication of such matters, and the parties consent to the jurisdiction of such courts and personal service with respect thereto. The parties waive all right to trial by jury in any proceeding (whether based upon contract, tort or otherwise) in any way arising out of or relating to this Agreement. The parties agree that a final judgment in any such proceeding brought in any such court shall be conclusive and binding upon the parties and may be enforced in any other courts to whose jurisdiction the parties are or may be subject, by suit upon such judgment.
17.Compliance with USA PATRIOT Act. In accordance with the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law on October 26, 2001)), the Underwriters are required to obtain, verify and record information that identifies their respective clients, including the Operating Partnership and the Company, which information may include the name and addresses of their respective clients, as well as other information that will allow the Underwriters to properly identify their respective clients.
18.Recognition of the U.S. Special Resolution Regimes.
(a)In the event that any Underwriter that is a Covered Entity becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer from such Underwriter of this Agreement, and any interest and obligation in or under this Agreement, will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if this Agreement, and any such interest and obligation, were governed by the laws of the United States or a state of the United States.
(b)In the event that any Underwriter that is a Covered Entity or a BHC Act Affiliate of such Underwriter becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under this Agreement that may be exercised against such Underwriter are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if this Agreement were governed by the laws of the United States or a state of the United States.
(c)For the purposes of this Section 18, capitalized terms shall have the definitions set forth below:
“BHC Act Affiliate” has the meaning assigned to the term “affiliate” in, and shall be interpreted in accordance with, 12 U.S.C. § 1841(k).
“Covered Entity” means any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).
“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“U.S. Special Resolution Regime” means each of (i) the Federal Deposit Insurance Act and the regulations promulgated thereunder and (ii) Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act and the regulations promulgated thereunder.

Very truly yours, HIGHWOODS REALTY LIMITED PARTNERSHIP By: Highwoods Properties, Inc., its general partner
By:	/s/ JEFF MILLER
	Name:	Jeffrey D. Miller
	Title:	Executive Vice President, General Counsel and Secretary
HIGHWOODS PROPERTIES, INC.
By:	/s/ JEFF MILLER
	Name:	Jeffrey D. Miller
	Title:	Executive Vice President, General Counsel and Secretary

Accepted as of the date hereof WELLS FARGO SECURITIES, LLC BOFA SECURITES, INC. J.P. MORGAN SECURITIES LLC PNC CAPITAL MARKETS LLC TRUIST SECURITIES, INC. U.S. BANCORP INVESTMENTS, INC.
Acting severally on behalf of themselves and the several Underwriters named in Schedule II hereto.

By:	WELLS FARGO SECURITIES, LLC
By:	/s/ Carolyn Hurley
	Name:	Carolyn Hurley
	Title:	Managing Director

By:	BOFA SECURITIES, INC.
By:	/s/ Chris Porter
	Name:	Chris Porter
	Title:	Managing Director

By:	J.P. MORGAN SECURITIES LLC
By:	/s/ Robert Bottamedi
	Name:	Robert Bottamedi
	Title:	Executive Director

By:	PNC CAPITAL MARKETS LLC
By:	/s/ Valerie Shadeck
	Name:	Valerie Shadeck
	Title:	Managing Director

By:	TRUIST SECURITIES, INC.
By:	/s/ Robert Nordlinger
	Name:	Robert Nordlinger
	Title:	Managing Director

By:	U.S. BANCORP INVESTMENTS, INC.
By:	/s/ Charles P. Carpenter
	Name:	Charles P. Carpenter
	Title:	Senior Vice President

SCHEDULE I

Representatives	Wells Fargo Securities, LLC BofA Securities, Inc. J.P. Morgan Securities LLC PNC Capital Markets LLC Truist Securities, Inc. U.S. Bancorp Investments, Inc.
Underwriters	Wells Fargo Securities, LLC
BofA Securities, Inc.
J.P. Morgan Securities LLC
PNC Capital Markets LLC
Truist Securities, Inc.
U.S. Bancorp Investments, Inc.
TD Securities (USA) LLC
First Citizens Capital Securities, LLC
FHN Financial Securities Corp.
Samuel A. Ramirez & Company, Inc.
Registration Statement File No.	333-269624-01
General Disclosure Package
1. Basic Prospectus dated February 7, 2023
2. Preliminary Prospectus dated November 4, 2025 relating to the Notes
3. Final Term Sheet dated November 4, 2025 in substantially the form as set forth on Schedule III

Purchase Price	98.883% of the aggregate principal amount
Address for Notices to Underwriters	Wells Fargo Securities, LLC 550 South Tryon Street, 5th Floor Charlotte, NC 28202 Attention: Transaction Management Email: tmgcapitalmarkets@wellsfargo.com
BofA Securities, Inc. 114 West 47th Street NY8-114-07-01 New York, NY 10036 Attention: High Grade Debt Capital Markets Transaction Management/Legal Fax: 212-901-7881
J.P. Morgan Securities LLC 270 Park Avenue New York, New York 10017 Attention: Investment Grade Syndicate Desk Fax: (212) 834-6081
PNC Capital Markets LLC 300 Fifth Avenue, 10th Floor Pittsburgh, Pennsylvania 15222 Attention: Debt Capital Markets, Fixed Income Transaction Execution Email: capitalmarketsnotices@pnc.com
Truist Securities, Inc. 50 Hudson Yards, 70th Floor New York, New York 10001 Attention: Investment Grade Debt Capital Markets
I-1

U.S. Bancorp Investments, Inc. 214 N. Tryon Street, 26th Floor Charlotte, North Carolina 28202 Attention: Credit Fixed Income Fax: (877) 774-3462
Address for Notices to the Operating Partnership or the Company	150 Fayetteville Street, Suite 1400 Raleigh, North Carolina 27601 Fax. No.: (919) 876-6929 Attention: Jeffrey D. Miller, Esq.

I-2

SCHEDULE II

Underwriter	Principal Amount of Notes
Wells Fargo Securities, LLC	$46,550,000
BofA Securities, Inc.	46,550,000
J.P. Morgan Securities LLC	46,550,000
PNC Capital Markets LLC	46,550,000
Truist Securities, Inc.	46,550,000
U.S. Bancorp Investments, Inc.	46,550,000
TD Securities (USA) LLC	35,000,000
First Citizens Capital Securities, LLC	21,000,000
FHN Financial Securities Corp.	7,350,000
Samuel A. Ramirez & Company, Inc.	7,350,000
Total	$350,000,000

II-1

SCHEDULE III
Filed Pursuant to Rule 433
Issuer Free Writing Prospectus dated November 4, 2025
Registration Statement No. 333-269624-01
HIGHWOODS REALTY LIMITED PARTNERSHIP
$350,000,000
5.350% Notes due 2033
Final Term Sheet
Dated: November 4, 2025

Issuer:	Highwoods Realty Limited Partnership
Security:	5.350% Notes due 2033
Format:	SEC Registered
Expected Ratings (Moody’s/S&P)*:	Baa2 (stable) / BBB- (stable)
Principal Amount:	$350,000,000
Maturity Date:	January 15, 2033
Trade Date:	November 4, 2025
Settlement Date (T+7):	November 14, 2025
Interest Payment Dates:	January 15 and July 15, commencing July 15, 2026
Benchmark Treasury:	3.750% due October 31, 2032
Benchmark Treasury Price / Yield:	99-06+ / 3.881%
Spread to Benchmark Treasury:	T + 155 bps
Yield to Maturity:	5.431%
Coupon:	5.350%
Public Offering Price:	99.508% of the principal amount, plus accrued interest, if any, from the Settlement Date
Optional Redemption Provisions:
Make-whole Call:	Make-whole call at any time prior to November 15, 2032 (the date that is two months prior to the maturity date, the “Par Call Date”), at the applicable Treasury Rate plus 25 basis points
Par Call:	On or after the Par Call Date, the redemption price will equal 100% of the principal amount of the notes being redeemed plus accrued and unpaid interest thereon to, but excluding, the redemption date
CUSIP / ISIN:	431282 AV4 / US431282AV41
Joint Book-Running Managers:	Wells Fargo Securities, LLC BofA Securities, Inc. J.P. Morgan Securities LLC PNC Capital Markets LLC Truist Securities, Inc. U.S. Bancorp Investments, Inc. TD Securities (USA) LLC
Senior Co-Manager:	First Citizens Capital Securities, LLC
Co-Managers:	FHN Financial Securities Corp. Samuel A. Ramirez & Company, Inc.

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.
III-1

This communication is intended for the sole use of the person to whom it is provided by the issuer.
Terms used herein but not defined shall have the respective meanings as set forth in the issuer’s preliminary prospectus supplement dated November 4, 2025.
Other information (including other financial information) presented in the Preliminary Prospectus Supplement is deemed to have changed to the extent affected by the information contained herein.
The issuer has filed a registration statement including a prospectus and a prospectus supplement with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus and prospectus supplement in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may obtain these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and the prospectus supplement if you request them by calling Wells Fargo Securities, LLC toll free at 1-800-645-3751, BofA Securities, Inc. toll free at 1-800-294-1322, J.P. Morgan Securities LLC collect at 212-834-4533, PNC Capital Markets LLC toll free at 1-855-881-0697, Truist Securities, Inc. toll free at 1-800-685-4786 or by email at truistsecurities.prospectus@truist.com or U.S. Bancorp Investments, Inc. toll free at 1-877-558-2607.
We expect that delivery of the notes will be made to investors on or about November 14, 2025, which will be the seventh business day following the date of this term sheet (such settlement being referred to as “T+7”). Because trades in the secondary market generally settle in one business day, purchasers who wish to trade notes on any date prior to the business day before delivery of the notes will be required, by virtue of the fact that notes initially will settle T+7, to specify alternative settlement arrangements to prevent a failed settlement. Purchasers of the notes who wish to trade the notes prior to their date of delivery hereunder should consult their advisors.
Any disclaimers or other notices that may appear below are not applicable to this communication and should be disregarded. Such disclaimers or other notices were automatically generated as a result of this communication being sent via Bloomberg or another email system.
III-2

SCHEDULE IV
Issuer General Use Free Writing Prospectus
Final Term Sheet containing the terms of the Notes, substantially in the form of Schedule III hereto.

IV-1